Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Reports 117% Increase in Profits for First Half 2012 Results

Amounts in 000’s

MASSILLON, OHIO, Aug. 6, 2012 – MISCOR Group, Ltd. (OTCQB: MIGL), a provider of electro-mechanical repair and complementary services to a broad range of industries, today reported a 117% increase in net income for the six months ending July 1, 2012 compared to the prior-year period. This increase in net income is primarily a result of improved sales, gross margins and reduced interest expense.

“We are pleased to report continued earnings growth for the first half of 2012,” stated Michael P. Moore, President and CEO of MISCOR Group. “The results in the first half of 2012 reinforce our long-term growth initiatives and carry on the momentum generated by significant restructuring efforts made in 2011.”

For the six months ended July 1, 2012, total revenues increased by 11.2%, or $2,584 to $25,740 compared to the same period in 2011. Net income for the six months ended 2012 was $1,569, compared to $721 for the six months ended 2011, reflecting an increase of $848, or 117.6%. EBITDA increased by $805 in the first half of 2012 to $2,793 from $1,988 for the same period in 2011.

For the three months ended July 1, 2012, the Company reported a 9.4%, or $1,143 increase in net revenues to $13,262, compared to net revenues of $12,119 for the same period in 2011, primarily due to increased demand for products and services. Net income for the quarter was $754 compared to $501 for the second quarter of 2011, an increase of $253, or 50.5%. Correspondingly, basic and fully diluted earnings per share increased to $0.06 per share as compared to $0.04 per basic and fully diluted share for the same period in 2011. For more details, the reader is strongly encouraged to review the Company’s most recent Form 10-Q filed with the Security and Exchange Commission on August 6, 2012.

“We remain focused on offering our customers unique services within our industrial and rail markets,” Moore continued. “Our value proposition remains steadfast, providing superior quality through unmatched experience, quality and innovation. We will continue to seek profit improvement and further solidify our position as a leading provider of industrial and rail services as we enter the second half of 2012.”

About MISCOR Group, Ltd.

Massillon, Ohio-based MISCOR Group, Ltd. (OTCQB: MIGL) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MISCOR Group, Ltd

Condensed Consolidated Financial Statements Reconciliation

	Three months ended
	July 1, 2012	July 3, 2011
		Restated
EBITDA – Consolidated
Net income	$754	$501
Add back:
Interest Expense	174	257
Depreciation and amortization	411	411
Income taxes	30	(43)

EBITDA (1)	$1,369	$1,126

	Six months ended
	July 1, 2012	July 3, 2011
		Restated
EBITDA – Consolidated
Net income	$1,569	$721
Add back:
Interest Expense	367	511
Depreciation and amortization	813	820
Income taxes	44	(64)

EBITDA (1)	$2,793	$1,988

(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. We believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

However, EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

CONTACT:

Trisha Abbruzzi

MISCOR Group, Ltd.

(330) 830-3526 tabbruzzi@miscor.com